            Exhibit 11

                                            CCA INDUSTRIES, INC. AND SUBSIDIARIES

                                           COMPUTATION OF EARNINGS PER SHARE

                                                                       (UNAUDITED)

                                                                                       Three Months Ended

                                                                                            February 28,

                                                                               2006                       2005

Item 6.

Weighted average shares outstanding -

  Basic                                                                7,162,124             7,093,730

Net effect of dilutive stock

  options--based on the

  treasury stock method

  using average market  price                                    91,227                241,353

Weighted average shares outstanding -

  Diluted                                                              7,253,352            7,335,083

Net Income                                                $1,070,778           $  944,830

Per share amount

  Basic                                                                        $.015                    $.13

  Diluted                                                                     $0.15                    $.13